UNITED STATES SECURITIES AND EXCHANGE COMMISSION

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
File Number 333-53739

FBL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Iowa	42-1411715
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

5400 University Avenue, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)

FBL FINANCIAL GROUP, INC.
DIRECTOR COMPENSATION PLAN
(Full title of the plan)

Stephen M. Morain, Esq., 5400 University Avenue, West Des Moines, IA 50266
(Name and address of agent for service)

515-225-5410
(Telephone number, including area code, of agent for service)

COPY TO:
Robert A. Simons, Esq., 5400 University Avenue, West Des Moines, IA 50266
(Name and address)

(515) 226-6141
(Telephone number)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee

Class A Common	30,000 shares	$ 18.57	$ 557,100	$ 139.28
Stock without par
value

(1) Additional shares issuable under the Plan, as such amounts may be increased in accordance with the Plan in the event of a merger, consolidation, recapitalization or similar event involving the Registrant. The Registrant paid a fee of $159.20 to register 20,000 shares in the initial filing of this registration statement.

(2) The prices stated above are estimated solely for the purpose of determining the registration fee and are based on the average of the high and low market prices of the stock on July 19, 2001, as reported on the New York Stock Exchange Composite Transactions Tape.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The documents listed in (a) and (b) below are incorporated by reference in the registration statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)	The Company’s report on Form 10-K for the year ended December 31, 2000 and filed with the Commission on March 19, 2001.

(b)	The Company’s report on Form 10-Q for the quarter ended March 31, 2001 and filed with the Commission on May 11, 2001.

(c)	The description of Common Stock contained in the Company’s registration statement filed with the Commission on Form 8-A under Section 12 of the Exchange Act, on July 11, 1996, effective July 19, 1996, incorporated by reference to the Company’s registration statement under the Securities Act of 1933 on Form S-1, file number 333-4332, effective July 18, 1996.

Item 4. Description of Securities.

Refer to response to Item 3 above.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

         Sections 851 and 856 of the Iowa Business Corporation Act provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individuals’ conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.

         Article VIII of the Company’s Restated Articles of Incorporation provides that the Company shall indemnify its directors to the fullest extent possible under the Iowa Business Corporation Act. Article V of the Company’s Restated By-laws extends the same indemnity to its officers. Article VII of the Articles provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of the individual’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction in which the director derived an improper personal benefit, or (iv) under the Iowa Business Corporation Act provisions relating to improper distributions.

         The Company maintains a directors’ and officers’ liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.	FBL Financial Group, Inc. Director Compensation Plan.

5.1	Opinion of Robert A. Simons, Esq., West Des Moines, Iowa, regarding the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Robert A. Simons (contained in opinion filed as Exhibit 5.1).

24.	Powers of Attorney (previously filed).

Item 9. Undertakings.

          The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on July 24, 2001.

FBL FINANCIAL GROUP, INC.

/s/ Edward M. Wiederstein
Edward M. Wiederstein
CHAIRMAN OF THE BOARD

          Executed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William J. Oddy	Chief Executive Officer and
William J. Oddy	Director (Principal Executive
	Officer)	July 24, 2001

/s/ James W. Noyce	Chief Financial Officer
James W. Noyce	(Principal Financial and
	Accounting Officer)	July 24, 2001

/s/ Edward M. Wiederstein	Chairman of the Board and
Edward M. Wiederstein	Director	July 24, 2001

/s/ Jerry C. Downin	Senior Vice President, Secretary,
Jerry C.Downin	Treasurer and Director	July 24, 2001

/s/ Stephen M. Morain	Senior Vice President,
Stephen M. Morain	General Counsel and Director	July 24, 2001

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following person or persons in the capacities and on the dates indicated.

          Executed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Director
Eric K. Aasmundstad

Director
Stanley R. Ahlerich

/s/ *	Director
Kenneth R. Ashby

/s/ *	Director
Jerry L. Chicoine

/s/ *	Director
Al Christopherson

/s/ *	Director
John W. Creer

/s/ *	Director
Kenny J. Evans

Director
Alan L. Foutz

/s/ *	Director
Karen J. Henry

/s/ *	Director
Richard Kjerstad

Director
G. Steven Kouplen

/s/ *	Director
David L. McClure

/s/ *	Director
Bryce P. Neidig

/s/ *	Director
Howard D. Poulson

/s/ *	Director
Frank S. Priestley

/s/ *	Director
John J. Van Sweden

/s/ *	Director
John E. Walker

/s/ Stephen M. Morain
Stephen M. Morain, pursuant		July 24, 2001
to power of attorney previously filed

Exhibit Index

Exhibit	Page Number

4.	FBL Financial Group, Inc. Director Compensation Plan, as amended

5.1	Opinion of Robert A. Simons, Esq., regarding the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP dated July 23, 2001.

23.2	Consent of Robert A. Simons, Esq. (contained in opinion filed as Exhibit 5.1).

24.	Powers of Attorney (contained on signature pages previously filed).